Filed Pursuant to Rule 424(b)(5)
Registration No. 333-174752

PROSPECTUS SUPPLEMENT
(to Prospectus dated June 10, 2011)

403,140 SHARES

CADIZ INC.

Common Stock

    We are offering 403,140 shares of our Common Stock.  Our shares of common stock are listed on the NASDAQ Global Market under the symbol “CDZI.” The last reported sale price of our common stock on July 8, 2011, as reported by the NASDAQ, was $11.50 per share.

__________

    Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page S-6.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

	PER SHARE	TOTAL
Public Offering Price	$11.00	$4,434,540
Underwriting Discounts and Commissions	N/A	N/A
Proceeds to Cadiz Inc. before expenses	$11.00	$4,434,540

    The shares of Common Stock offered hereby are being sold directly by us without the use of underwriters or agents.

    Under the terms of our senior secured credit facility, our lenders have a participation right to purchase up to an aggregate of 39,504 shares of Common Stock being offered hereby.  In the event that one or both of our lenders choose not to exercise such participation rights, the total number of shares of Common Stock sold by us and the proceeds to us shall be reduced accordingly.

Prospectus Supplement dated July 11, 2011

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

    Information presented in this prospectus supplement, the accompanying prospectus, and in other documents which are incorporated herein under the section of this prospectus supplement entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements.  Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes."  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements.  These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus supplement beginning on page S-6.  These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements.  When considering forward-looking statements in this prospectus supplement and accompanying prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus supplement and accompanying prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus supplement and accompanying prospectus and listed in "Where You Can Find More Information" on page S-12.

ABOUT THIS PROSPECTUS SUPPLEMENT

    This prospectus supplement is a supplement to the accompanying prospectus that is also a part of this document. This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or SEC or Commission, using a “shelf” registration process. This prospectus supplement contains specific information about us and the terms on which we are offering and selling shares of our Common Stock. To the extent that any statement made in this prospectus supplement is inconsistent with statements made in the prospectus, the statements made in the prospectus will be deemed modified or superseded by those made in this prospectus supplement. Before you purchase shares of our Common Stock, you should carefully read this prospectus supplement, the accompanying prospectus and the registration statement, together with the documents incorporated by reference in this prospectus supplement and the accompanying prospectus.

    You should rely only on the information contained or incorporated by reference in this document or to which we have referred you.  This document may only be used where it is legal to sell these securities.  You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, is accurate only as of the date of those respective documents, regardless of the time of delivery of those respective documents.

PROSPECTUS SUPPLEMENT SUMMARY

CADIZ INC.

    Our primary asset consists of 45,000 acres of land located in three areas of eastern San Bernardino County, California.  Virtually all of this land is underlain by high-quality, naturally recharging groundwater resources, and is situated in proximity to the Colorado River and the Colorado River Aqueduct, a major source of imported water for Southern California.  Our objective is to realize the highest and best use for these assets in an environmentally responsible way.

    For more than 20 years, we have maintained an agricultural development at our 35,000-acre property in the Cadiz Valley, relying upon groundwater from the underlying aquifer system for irrigation. This development currently provides our principal source of revenue.  Although sustainable agricultural development is an important and enduring component of our business, we believe that the long-term value of our assets can best be derived through the development of a combination of water supply, water storage, and solar energy projects at our properties.

    The primary factors that drive the value of such projects in California are an increasing pressure on water supplies, government incentives for renewable energy development and continued population growth.   Southern California is confronting long-term and systematic water supply challenges, including environmental restrictions and regulatory shortages on each of its three imported water sources: the State Water Project, the Colorado River and the Los Angeles Aqueduct. Availability of supplies also differs greatly from year to year due to the State’s natural hydrological variability.  For example, a historic drought from 2007 – 2009 was followed by a normal year in 2010 and a historic wet year in 2011.  Water providers have been forced to evaluate new supply solutions to account for anticipated variability of traditional supplies and plan for long-term water needs.  Furthermore, the State of California and the United States government have issued compelling calls for increased renewable energy production, including a California mandate to acquire 33% of the state’s electricity from renewable sources by 2020 and federal government policy initiatives to accelerate the development of renewable energy and energy transmission projects in the Mojave Desert.

    We believe a competitive advantage exists for companies that can provide high-quality, reliable, and affordable water to major population centers as well as for companies that can site solar energy facilities. With California projected to add millions of new residents over the next decade, the State will continue to demand new long-term water supply, water storage and renewable energy projects that can be implemented in a safe and sustainable way.

    At present, our development efforts are primarily focused on the Cadiz Valley Water Conservation, Recovery and Storage Project (“Water Project”), which involves the conservation and supply of groundwater that is otherwise lost to evaporation from the aquifer system beneath our Cadiz Valley property. Since June 2010, we have entered into option agreements with five Southern California water providers to participate in the Project. The Project is currently undergoing a California Environmental Quality Act (“CEQA”) review and permitting process led by the Santa Margarita Water District (“SMWD”), one of the Project’s participants.

CORPORATE INFORMATION

    We are a Delaware corporation with our principal executive offices located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071. Our telephone number is (213) 271-1600.

THE OFFERING

Common Stock offered by us(1)	403,140 shares.

Common Stock outstanding after this offering(1)	14,232,378 shares.

Use of proceeds	We intend to use the net proceeds from this offering for general working capital purposes and to replace our current working capital facility. See “Use of Proceeds.”

Listing	Our Common Stock is listed on the on the NASDAQ Global Market under the symbol “CDZI.”

Risk Factors
Investing in our Common Stock involves a high degree of risk. See “Risk Factors” beginning on page S-6 of this prospectus supplement for a discussion of some of the risks relating to investment in our Common Stock. You should also carefully read and consider all other information in this prospectus supplement and the accompanying prospectus before investing in our Common Stock.

(1)
Under the terms of our senior secured credit facility, our lenders have a participation right to purchase up to an aggregate of 39,504 shares of Common Stock being offered hereby.  In the event that one or both of our lenders choose not to exercise such participation rights, the total number of shares of Common Stock sold by us and the proceeds to us shall be reduced accordingly.

RISK FACTORS

    An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

Our Development Activities Have Not Generated Significant Revenues

    At present, our development activities include water resource, agricultural and solar energy development at our San Bernardino County properties.  We have not received significant revenues from our development activities to date and we do not know when, if ever, we will receive operating revenues sufficient to offset the costs of our development activities.  As a result, we continue to incur a net loss from operations.

We May Never Generate Significant Revenues or Become Profitable Unless We Are Able To Successfully Implement Programs To Develop Our Land Assets and Related Water Resources

    We do not know the terms, if any, upon which we may be able to proceed with our water and other development programs.  Regardless of the form of our water development programs, the circumstances under which supplies or storage of water can be developed and the profitability of any supply or storage project are subject to significant uncertainties, including the risk of variable water supplies and changing water allocation priorities.  Additional risks include our ability to obtain all necessary regulatory approvals and permits, possible litigation by environmental or other groups, unforeseen technical difficulties, general market conditions for water supplies, and the time needed to generate significant operating revenues from such programs after operations commence.

The Development of Our Properties Is Heavily Regulated, Requires Governmental Approvals and Permits That Could Be Denied, and May Have Competing Governmental Interests and Objectives

    In developing our land assets and related water resources, we are subject to local, state, and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, environmental impacts, infrastructure design, subdivision of land, construction and similar matters.  Our development activities are subject to the risk of adverse interpretations or changes to U.S. federal, state and local laws, regulations and policies.  Further, our development activities require governmental approvals and permits.  If such permits were to be denied or granted subject to unfavorable conditions or restrictions, our ability to successfully implement our development programs would be adversely impacted.

    The opposition of government officials may adversely affect our ability to obtain needed government approvals and permits upon satisfactory terms in a timely manner.  In this regard, federal government appropriations currently preclude spending for any proposal to store water for the purpose of export or for any activities associated with the approval of rights-of-way on lands managed by the Needles Field Office of the Bureau of Land Management.  As a result of our right-of-way with the Arizona & California Railroad Company for the Water Project’s conveyance pipeline, we do not believe federal approval will be required to implement the Project; however, even this may be subject to challenges.

    A significant portion of our Cadiz/Fenner property is included in a study area as part of an ongoing Environmental Impact Statement (“EIS”) process for the expansion of the Marine Corp Air Ground Combat Center in Twentynine Palms, California.  There are currently six different alternatives being considered for base expansion and our property, including portions of the Project area and agricultural operations, are included in one of the six different alternatives being studied.  This alternative, however, was not selected as the "Preferred Alternative" in the base expansion project's Draft Environmental Impact Statement ("DEIS") issued by the U.S. Department of the Navy in February 2011.  As a result, we do not believe that our property will ultimately be impacted by expansion of the base.  In the event any of the Cadiz/Fenner Valley landholdings are included in the final expansion area, then we would be entitled to full fair market value compensation for any property taken.

    Additionally, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge proposed plans and approvals.  In California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project.  Opposition from environmental groups could cause delays and increase the costs of our development efforts or preclude such development entirely.  While we have worked with representatives of various environmental interests and agencies to minimize and mitigate the impacts of our planned projects, certain groups may remain opposed to our development plans.

Our Failure To Make Timely Payments of Principal and Interest on Our Indebtedness May Result in a Foreclosure on Our Assets

    As of June 30, 2011, we had indebtedness outstanding to our senior secured lenders of approximately $54.975 million.  This senior debt is secured by our assets.  To the extent this debt is not converted into our common stock and we do not make principal and interest payments on the remaining indebtedness when due, or if we otherwise fail to comply with the terms of agreements governing our indebtedness, we may default on our obligations.

The Conversion of Our Outstanding Senior Indebtedness into Common Stock Would Dilute the Percentage of Our Common Stock Held by Current Stockholders

    Our senior indebtedness is convertible into common stock at the election of our lenders.  As of June 30, 2011, our senior indebtedness was convertible into 1,823,060 shares of our common stock, an amount equal to approximately 11% of the number of fully-diluted shares of our common stock outstanding as of that date.  An election by our lenders to convert all or a portion of our senior secured indebtedness into common stock will dilute the percentage of our common stock held by current stockholders.

We May Not Be Able To Obtain the Financing We Need To Implement Our Asset Development Programs

    Based upon our current and anticipated usage of cash resources, we have sufficient funds to meet our expected working capital needs through fiscal year 2011.  We will continue to require additional working capital to meet our cash resource needs from that point forward and to continue to finance our operations until such time as our asset development programs produce revenues.  If we cannot raise needed funds, we might be forced to make substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.  We cannot assure you that our current lenders, or any other lenders, will give us additional credit should we seek it.  If we are unable to obtain additional credit, we may engage in further equity financings.  Our ability to obtain equity financing will depend, among other things, on the status of our asset development programs and general conditions in the capital markets at the time funding is sought.  Although we currently expect our capital sources to be sufficient to meet our near term liquidity needs, there can be no assurance that our liquidity requirements will continue to be satisfied.  Any further equity financings would result in the dilution of ownership interests of our current stockholders.

The Issuance of Equity Securities Under Management Equity Incentive Plans Will Impact Earnings

    Our compensation programs for management emphasize long-term incentives, primarily through the issuance of equity securities and options to purchase equity securities.  It is expected that plans involving the issuance of shares, options, or both will be submitted from time to time to our stockholders for approval.  In the event that any such plans are approved and implemented, the issuance of shares and options under such plans may result in the dilution of the ownership interest of other stockholders and will, under currently applicable accounting rules, result in a charge to earnings based on the value of our common stock at the time of issue and the fair value of options at the time of their award.  The expense would be recorded over the vesting period of each stock and option grant.

USE OF PROCEEDS

    We estimate that the net proceeds from the sale of the 403,140 shares of Common Stock that we are offering will be approximately $4.4 million, or approximately $4 million if the lenders under our senior secured credit facility choose not to exercise their participation rights.

    We intend to use the net proceeds from the sale of our shares of common stock offered by this prospectus supplement for general corporate purposes and additions to working capital to replace our existing working capital facility.

    In October 2010, we entered into a $10 million working capital facility with our existing lender, Lampe Conway & Company LLC and other participating lenders (“Lender”), to fund corporate operations. Per the terms of the facility, we drew the first $5 million loan tranche in October 2010 upon closing.  In June 2011, we drew an additional $2 million of the available $5 million second loan tranche.  We may draw up to an additional $3 million prior to October 2011 or replace this tranche by raising up to $3 million of new equity. Proceeds from the sale of our shares of common stock offered by this prospectus supplement would be used to replace the available second tranche.

DILUTION

    Our net tangible book value as of March 31, 2011, was $(5,894,000), or $(.43) per share.  Net tangible book value per share is determined by dividing our total tangible assets, less total liabilities, by the number of shares of our common stock outstanding as of March 31, 2011.  Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of Common Stock in this offering and the net tangible book value per share of our Common Stock immediately after this offering.

    After giving effect to the sale of 403,140 shares of our Common Stock in this offering at the public offering price of $11 per share and after deducting the estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2011, would have been $(1,459,000), or $(.10) per share.  This represents an immediate increase in net tangible book value of $.33 per share to existing stockholders and immediate dilution in net tangible book value of $11 per share to investors purchasing our common stock in this offering at the public offering price. The following table illustrates this dilution on a per share basis:

Public offering price per share		$11.00
Net tangible book value per share as of March 31, 2011	$(.43)
Increase per share attributable to investors purchasing our Common Stock in this offering	.33

As adjusted net tangible book value per share after this offering		(.10)
Dilution per share to investors purchasing our Common Stock in this offering		$11.00

    If the lenders under our senior secured credit facility choose not to exercise their participation right to purchase 39,504 shares of Common Stock at the public offering price of $11 per share, the as adjusted net tangible book value after this offering would be $(.13) per share, representing an increase in net tangible book value of $.30 per share to existing stockholders and immediate dilution in net tangible book value of $11 per share to investors purchasing our Common Stock in this offering at the public offering price.

    The above discussion and table are based on 13,827,354 shares outstanding as of March 31, 2011 and exclude:

•  747,500 shares of our Common Stock issuable upon the exercise of stock options outstanding as of March 31, 2011, having a weighted-average exercise price of  $11.88 per share;

•  391,200 shares of our Common Stock issuable upon the exercise of warrants outstanding as of March 31, 2011, having a weighted average exercise price of $13.95 per share;

•  an aggregate of 135,788 shares of our common stock available for issuance or future grant as of March 31, 2011, under our 2009 Equity Incentive Plan or our Outside Director Compensation Plan; and

•  1,774,210 shares of our Common Stock issuable upon the conversion of approximately $31.6 million in loans outstanding as of March 31, 2011, having a weighted-average conversion price of  $17.82 per share;

    To the extent that outstanding options or warrants are exercised or new stock awards are issued under our equity compensation plans or our lenders elect to convert their outstanding loans, you will experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

PLAN OF DISTRIBUTION

Direct Sales

    We will sell the shares of Common Stock offered hereby directly to purchasers.  No underwriters or agents will be involved, and no commissions will be payable by us with respect to such sales.

Previously Terminated Private Placement

    During the past three years, the Company has financed working capital needs on an annual basis through equity or debt placements.  These fundraisings are detailed in the Liquidity and Capital Resources section of the Company’s Form 10-K for the year ended December 31, 2010.  The Company commenced similar preliminary discussions between May 1, 2011, and May 23, 2011, with a number of potential investors concerning a possible private placement of shares of our common stock having an aggregate offering value of approximately $10.0 million that was intended to be completed in reliance upon Rule 506 of Regulation D.  We and any person acting on our behalf offered securities only to persons that were, or that we reasonably believed to be, accredited investors, as defined in Regulation D under the Securities Act of 1933, as amended.  On May 23, 2011, we discontinued the private placement discussions and all offering activity in connection therewith was terminated and this prospectus supplement and accompanying prospectus supersedes any offering materials used in those discussions.

LEGAL MATTERS

    Certain legal matters in connection with the issuance of the securities offered under this prospectus supplement and accompanying prospectus will be passed upon for us by Theodora Oringher PC, attorneys at law, Los Angeles, California.

EXPERTS

    The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement and accompanying prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus supplement and accompanying prospectus.  This prospectus supplement and accompanying prospectus do not contain all of the information in the registration statement.  For further information about us and our common stock, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

    We file quarterly and annual reports, proxy statements and other information with the Commission.  You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our filings with the Commission, including the registration statement, are available to you on the Commission’s website at http://www.sec.gov.  In addition, documents that we file with the Commission are available on our website at www.cadizinc.com.

INFORMATION INCORPORATED BY REFERENCE

    The Commission allows us to "incorporate by reference" into this prospectus supplement and accompanying prospectus the information we file with them.  The information we incorporate by reference into this prospectus supplement and accompanying prospectus is an important part of thereof.  Any statement in a document we have filed with the Commission prior to the date of this prospectus supplement or accompanying prospectus and which is incorporated by reference into this prospectus supplement or accompanying prospectus will be considered to be modified or superseded to the extent a statement contained in the prospectus supplement or accompanying prospectus or any other subsequently filed document that is incorporated by reference into this prospectus supplement or accompanying prospectus modifies or supersedes that statement.  The modified or superseded statement will not be considered to be a part of this prospectus supplement or accompanying prospectus, except as modified or superseded.

    We incorporate by reference the information contained in the following documents:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

•	our Current Report on Form 8-K filed on June 3, 2011;

•	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on:

o	Form 8-K filed with the SEC on May 26, 1988;
o	Form 8-K filed with the SEC on June 2, 1992;
o	Form 8-K filed with the SEC on May 18, 1999; and
o	Annual Report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004

    We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the date of this prospectus supplement and prior to the termination of the offering of securities covered by this prospectus supplement.  We are not, however, incorporating in each case, any documents or information that we are deemed to “furnish” and not file in accordance with the Commission rules.

    You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071
Attention: Investor Relations
(213) 271-1600

PROSPECTUS

CADIZ INC.

$50,000,000

Common Stock

    We may offer and sell from time to time Common Stock as described in this prospectus for a maximum aggregate offering price of up to $50,000,000.  The amounts and terms of these offerings will be determined at the time of each offering.

    We will provide a prospectus supplement each time we offer shares of our Common Stock described by this prospectus. The prospectus supplement will contain more specific information about the terms of the offering.  A prospectus supplement may modify or supersede information contained in this prospectus. This prospectus may not be used to consummate sales of these securities unless accompanied by a prospectus supplement.

    We may offer and sell shares of our Common Stock through one or more underwriters, broker-dealers, agents or directly to purchasers on a continuous or delayed basis.

    You should read this prospectus and any prospectus supplement carefully before you invest. Our shares of common stock are listed on the NASDAQ Global Market under the symbol “CDZI.” The last reported sale price of our common stock on June 3, 2011, as reported by the NASDAQ, was $10.82 per share.

__________

    Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 7.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is June 10, 2011.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

    Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements.  Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes."  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements.  These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 7.  These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements.  When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus and listed in "Where You Can Find More Information" on page 13.

ABOUT THIS PROSPECTUS

    This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a “shelf” registration process. Under this shelf registration process, we may from time to time offer the Common Stock in one or more offerings with a total offering price of up to $50,000,000.  Each time we use this prospectus to offer Common Stock, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to, update or change the information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

    You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplement. We have not authorized anyone to provide additional or different information. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

CADIZ INC.

    Our primary asset consists of 45,000 acres of land located in three areas of eastern San Bernardino County, California.  Virtually all of this land is underlain by high-quality, naturally recharging groundwater resources, and is situated in proximity to the Colorado River and the Colorado River Aqueduct, a major source of imported water for Southern California.  Our objective is to realize the highest and best use for these assets in an environmentally responsible way.

    For more than 20 years, we have maintained an agricultural development at our 35,000-acre property in the Cadiz Valley, relying upon groundwater from the underlying aquifer system for irrigation. This development currently provides our principal source of revenue.  Although sustainable agricultural development is an important and enduring component of our business, we believe that the long-term value of our assets can best be derived through the development of a combination of water supply, water storage, and solar energy projects at our properties.

    The primary factors that drive the value of such projects in California are an increasing pressure on water supplies, government incentives for renewable energy development and continued population growth.   Southern California is confronting long-term and systematic water supply challenges, including environmental restrictions and regulatory shortages on each of its three imported water sources: the State Water Project, the Colorado River and the Los Angeles Aqueduct. Availability of supplies also differs greatly from year to year due to the State’s natural hydrological variability.  For example, a historic drought from 2007 – 2009 was followed by a normal year in 2010 and a historic wet year in 2011.  Water providers have been forced to evaluate new supply solutions to account for anticipated variability of traditional supplies and plan for long-term water needs.  Furthermore, the State of California and the United States government have issued compelling calls for increased renewable energy production, including a California mandate to acquire 33% of the state’s electricity from renewable sources by 2020 and federal government policy initiatives to accelerate the development of renewable energy and energy transmission projects in the Mojave Desert.

    We believe a competitive advantage exists for companies that can provide high-quality, reliable, and affordable water to major population centers as well as for companies that can site solar energy facilities. With California projected to add millions of new residents over the next decade, the State will continue to demand new long-term water supply, water storage and renewable energy projects that can be implemented in a safe and sustainable way.

    At present, our development efforts are primarily focused on the Cadiz Valley Water Conservation, Recovery and Storage Project (“Water Project”), which involves the conservation and supply of groundwater that is otherwise lost to evaporation from the aquifer system beneath our Cadiz Valley property. Since June 2010, we have entered into option agreements with five Southern California water providers to participate in the Project. The Project is currently undergoing a California Environmental Quality Act (“CEQA”) review and permitting process led by the Santa Margarita Water District (“SMWD”), one of the Project’s participants.

CORPORATE INFORMATION

We are a Delaware corporation with our principal executive offices located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071. Our telephone number is (213) 271-1600.

RISK FACTORS

    An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

Our Development Activities Have Not Generated Significant Revenues

    At present, our development activities include water resource, agricultural and solar energy development at our San Bernardino County properties.  We have not received significant revenues from our development activities to date and we do not know when, if ever, we will receive operating revenues sufficient to offset the costs of our development activities.  As a result, we continue to incur a net loss from operations.

We May Never Generate Significant Revenues or Become Profitable Unless We Are Able To Successfully Implement Programs To Develop Our Land Assets and Related Water Resources

    We do not know the terms, if any, upon which we may be able to proceed with our water and other development programs.  Regardless of the form of our water development programs, the circumstances under which supplies or storage of water can be developed and the profitability of any supply or storage project are subject to significant uncertainties, including the risk of variable water supplies and changing water allocation priorities.  Additional risks include our ability to obtain all necessary regulatory approvals and permits, possible litigation by environmental or other groups, unforeseen technical difficulties, general market conditions for water supplies, and the time needed to generate significant operating revenues from such programs after operations commence.

The Development of Our Properties Is Heavily Regulated, Requires Governmental Approvals and Permits That Could Be Denied, and May Have Competing Governmental Interests and Objectives

In developing our land assets and related water resources, we are subject to local, state, and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, environmental impacts, infrastructure design, subdivision of land, construction and similar matters.  Our development activities are subject to the risk of adverse interpretations or changes to U.S. federal, state and local laws, regulations and policies.  Further, our development activities require governmental approvals and permits.  If such permits were to be denied or granted subject to unfavorable conditions or restrictions, our ability to successfully implement our development programs would be adversely impacted.

The opposition of government officials may adversely affect our ability to obtain needed government approvals and permits upon satisfactory terms in a timely manner.  In this regard, federal government appropriations currently preclude spending for any proposal to store water for the purpose of export or for any activities associated with the approval of rights-of-way on lands managed by the Needles Field Office of the Bureau of Land Management.  As a result of our right-of-way with the Arizona & California Railroad Company for the Water Project’s conveyance pipeline, we do not believe federal approval will be required to implement the Project; however, even this may be subject to challenges.

    A significant portion of our Cadiz/Fenner property is included in a study area as part of an ongoing Environmental Impact Statement (“EIS”) process for the expansion of the Marine Corp Air Ground Combat Center in Twentynine Palms, California.  There are currently six different alternatives being considered for base expansion and our property, including portions of the Project area and agricultural operations, are included in one of the six different alternatives being studied.  This alternative, however, was not selected as the "Preferred Alternative" in the base expansion project's Draft Environmental Impact Statement ("DEIS") issued by the U.S. Department of the Navy in February 2011.  As a result, we do not believe that our property will ultimately be impacted by expansion of the base.  In the event any of the Cadiz/Fenner Valley landholdings are included in the final expansion area, then we would be entitled to full fair market value compensation for any property taken.

    Additionally, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge proposed plans and approvals.  In California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project.  Opposition from environmental groups could cause delays and increase the costs of our development efforts or preclude such development entirely.  While we have worked with representatives of various environmental interests and agencies to minimize and mitigate the impacts of our planned projects, certain groups may remain opposed to our development plans.

Our Failure To Make Timely Payments of Principal and Interest on Our Indebtedness May Result in a Foreclosure on Our Assets

    As of May 31, 2011, we had indebtedness outstanding to our senior secured lenders of approximately $52.714 million.  This senior debt is secured by our assets.  To the extent this debt is not converted into our common stock and we do not make principal and interest payments on the remaining indebtedness when due, or if we otherwise fail to comply with the terms of agreements governing our indebtedness, we may default on our obligations.

The Conversion of Our Outstanding Senior Indebtedness into Common Stock Would Dilute the Percentage of Our Common Stock Held by Current Stockholders

    Our senior indebtedness is convertible into common stock at the election of our lenders.  As of May 31, 2011, our senior indebtedness was convertible into 1,780,012 shares of our common stock, an amount equal to approximately 11% of the number of fully-diluted shares of our common stock outstanding as of that date.  An election by our lenders to convert all or a portion of our senior secured indebtedness into common stock will dilute the percentage of our common stock held by current stockholders.

We May Not Be Able To Obtain the Financing We Need To Implement Our Asset Development Programs

    Based upon our current and anticipated usage of cash resources, we have sufficient funds to meet our expected working capital needs through fiscal year 2011.  We will continue to require additional working capital to meet our cash resource needs from that point forward and to continue to finance our operations until such time as our asset development programs produce revenues.  If we cannot raise needed funds, we might be forced to make substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.  We cannot assure you that our current lenders, or any other lenders, will give us additional credit should we seek it.  If we are unable to obtain additional credit, we may engage in further equity financings.  Our ability to obtain equity financing will depend, among other things, on the status of our asset development programs and general conditions in the capital markets at the time funding is sought.  Although we currently expect our capital sources to be sufficient to meet our near term liquidity needs, there can be no assurance that our liquidity requirements will continue to be satisfied.  Any further equity financings would result in the dilution of ownership interests of our current stockholders.

The Issuance of Equity Securities Under Management Equity Incentive Plans Will Impact Earnings

    Our compensation programs for management emphasize long-term incentives, primarily through the issuance of equity securities and options to purchase equity securities.  It is expected that plans involving the issuance of shares, options, or both will be submitted from time to time to our stockholders for approval.  In the event that any such plans are approved and implemented, the issuance of shares and options under such plans may result in the dilution of the ownership interest of other stockholders and will, under currently applicable accounting rules, result in a charge to earnings based on the value of our common stock at the time of issue and the fair value of options at the time of their award.  The expense would be recorded over the vesting period of each stock and option grant.

USE OF PROCEEDS

    We will receive all of the net proceeds from the sale of shares registered under the registration statement of which this prospectus is a part. Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds from the sale of any of the shares registered under the registration statement for general corporate purposes, including to fund a portion of the anticipated costs associated with the construction and implementation of the Water Project, additions to working capital, and future acquisitions and strategic investments (in business or infrastructure complementary to our own).

    As described in Cadiz Inc. above, the Water Project has entered an environmental review and permitting phase. Accordingly, we have begun to plan for construction of required facilities and the implementation of the Water Project upon completion of the environmental review and permitting phase. There are a number of alternatives to fund the cost of the Water Project’s construction and implementation phase. While we believe that the majority of any such capital needs will be funded with long-term debt, the most cost effective to the Company may involve some portion of equity financing, including the proceeds from shares sold as part of this registration statement.

    We have not determined the amount of net proceeds to be used for each purpose indicated.  The amounts and timing of the expenditures may vary significantly depending on numerous factors. Accordingly, we retain broad discretion over the use of the net proceeds from an offering.

PLAN OF DISTRIBUTION

    We may sell the securities from time to time through underwriters or dealers as designated, directly to purchasers, through agents or through a combination of these methods.

Direct Sales and Sales Through Agents

    We may sell the securities directly. In that event, no underwriters or agents would be involved. We may also sell the securities through agents we designate from time to time. In the prospectus supplement, we will name any agent involved in the offer or sale of the offered securities, and we will describe any commissions payable by us to the agent. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

    We may sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

Sale Through Underwriters or Dealers

    If we use underwriters in the sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale.

    Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement and except as described below, the obligations of the underwriters to purchase the securities will be subject to conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

    Underwriters may sell shares of our common stock under this prospectus by any method permitted by law deemed to be an “at the market” offering as defined in Rule 415 under the Securities Act of 1933, which includes sales made directly on the NASDAQ Global Market, on any other existing trading market for our common stock or to or through a market maker, or in privately negotiated transactions. Unless we inform you otherwise in the prospectus supplement, the sales agent with respect to any such at-the-market offering will make all sales using commercially reasonable efforts consistent with its normal trading and sales practices, on mutually agreeable terms between the sales agent and us. We will include in the prospectus supplement the amount of any compensation to be received by the sales agent.

    During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters also may impose a penalty bid, which means that selling concessions to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

    If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale. The dealers participating in any sale of the securities may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any sale of those securities. We will include in the prospectus supplement the names of the dealers and the terms of the transaction.

General Information

    We may have agreements with the agents, dealers and underwriters to indemnify them against certain civil liabilities, including liabilities under the Securities Act of 1933, or to contribute with respect to payments that the agents, dealers or underwriters may be required to make. Agents, dealers and underwriters may be customers of, engage in transactions with or perform services for us in the ordinary course of their businesses.

Previously Terminated Private Placement

    During the past three years, the Company has financed working capital needs on an annual basis through equity or debt placements.  These fundraisings are detailed in the Liquidity and Capital Resources section of the Company’s Form 10-K for the year ended December 31, 2010.  The Company commenced similar preliminary discussions between May 1, 2011 and May 23, 2011 with a number of potential investors concerning a possible private placement of shares of our common stock having an aggregate offering value of approximately $10.0 million that was intended to be completed in reliance upon Rule 506 of Regulation D.  We and any person acting on our behalf offered securities only to persons that were, or that we reasonably believed to be, accredited investors, as defined in Regulation D under the Securities Act of 1933, as amended.  On May 23, 2011, we discontinued the private placement discussions and all offering activity in connection therewith was terminated and this prospectus supersedes any offering materials used in those discussions.

LEGAL MATTERS

    Certain legal matters in connection with the issuance of the securities offered under this prospectus will be passed upon for us by Theodora Oringher PC, attorneys at law, Los Angeles, California.

EXPERTS

    The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2010 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits, under the Securities Act of 1933, as amended, with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement.  For further information about us and our common stock, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

    We file quarterly and annual reports, proxy statements and other information with the Commission.  You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.    You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our filings with the Commission, including the registration statement, are available to you on the Commission’s website at http://www.sec.gov.  In addition, documents that we file with the Commission are available on our website at www.cadizinc.com.

INFORMATION INCORPORATED BY REFERENCE

    The Commission allows us to "incorporate by reference" into this prospectus the information we file with them.  The information we incorporate by reference into this prospectus is an important part of this prospectus.  Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in the prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement.  The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

    We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2010, filed on March 16, 2011;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 9, 2011;

•	our Current Report on Form 8-K filed on June 3, 2011;

•	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on:

o	Form 8-K filed with the SEC on May 26, 1988;
o	Form 8-K filed with the SEC on June 2, 1992;
o	Form 8-K filed with the SEC on May 18, 1999; and
o	Annual Report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004

    We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the date of the initial registration statement and prior to the effectiveness of the registration statement or that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus.  We are not, however, incorporating in each case, any documents or information that we are deemed to “furnish” and not file in accordance with the Commission rules.

    You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071
Attention: Investor Relations
(213) 271-1600